Exhibit 99.1

Natus Medical Announces Integration and Restructuring

Plan Expected to Result in an Operating Cost Reduction of $2.4 Million in 2009

SAN CARLOS, Calif.--(BUSINESS WIRE)--Natus Medical Incorporated (Nasdaq:BABY) today announced that it has adopted an integration and restructuring plan that is designed to eliminate redundant costs resulting from prior acquisitions and to improve efficiencies in operations. Under the plan, the company will centralize the research and development activities supporting each of the company’s three main product families, as follows:

  Activities associated with North American diagnostic neurology product lines will be consolidated at the Xltek facility in Oakville, Ontario, Canada;
  Activities associated with newborn hearing screening and diagnostic hearing product lines will be consolidated at the Bio-logic facility in Mundelein, Illinois; and
  Activities associated with other newborn care products will be consolidated at the Olympic Medical facility in Seattle, Washington.

In addition, the Company will eliminate redundancies in North American field sales and service personnel resulting from the acquisition of Xltek. Finally, the company will eliminate certain production resources as it continues to outsource assemblies to contract manufacturers. In addition to the termination of employees in some facilities, the plan provides for the hiring of new employees in others to staff up the required functions.

These actions will be phased in during the first nine months of 2008. The Company expects these actions to be essentially cost neutral in 2008, as savings during the year will be largely offset by severance costs, which the company expects to total approximately $800,000. The plan is expected to result in a net cost reduction before tax of approximately $2.4 million in 2009.

Jim Hawkins, President and Chief Executive Officer of the Company commented, “We believe that with the recent Xltek acquisition, Natus has now achieved a critical mass that enables it to effect this strategic consolidation and realize the economic benefits that should flow from it. We will eliminate duplicate functions and streamline our operations allowing us to deliver new products to the market in an even more efficient manner. We expect this integration and restructuring will also position us to further increase productivity, promote more efficient sales support, and strengthen a superior customer experience, all in line with our strategic plan.”

“This plan should also enable us to reduce our research and development costs to approximately nine percent of revenue, in line with the target we have referenced for more than a year,” added Hawkins.

Financial Guidance

On December 18, 2007, the Company communicated its financial guidance for the full year and first quarter 2008. In light of the nominal cost benefit of the plan in 2008, the Company is not changing that guidance. For the first quarter ending March 31, 2008, the Company expects revenue to range from $34.5 million to $36.0 million and earnings per share to range from $0.09 to $0.10. For the full year, the Company expects to report revenue of approximately $160 million and earnings per share of $0.68 to $0.70. The Company’s revenue and earnings guidance for the first quarter and year presumes that the Company receives clearance from the FDA to ship the Olympic Cool-Cap System in the United States. In the December 18, 2007 release, the Company also announced certain cost savings it expected to achieve from synergies associated with the Xltek acquisition, and incorporated those savings into its projections for 2008.

About Natus Medical Incorporated

Natus is a leading provider of healthcare products used for the screening, detection, treatment, monitoring and tracking of common medical ailments such as hearing impairment, neurological dysfunction, epilepsy, sleep disorders, and newborn care. Product offerings include computerized neurodiagnostic systems for audiology, neurology, polysomnography, and neonatology, as well as newborn care products such as hearing screening systems, phototherapy devices for the treatment of newborn jaundice, head-cooling products for the treatment of brain injury in newborns, and software systems for managing and tracking disorders and diseases for public health laboratories.

Additional information about Natus Medical can be found at www.natus.com.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, particularly statements regarding the expectations, beliefs, plans, intentions and strategies of Natus. These forward-looking statements include, but are not limited to, statements regarding severance costs, revenue and profitability of the Company in 2008, the reduction in annual operating costs in 2009, and the benefits of the integration and restructuring plan. These statements relate to future events or Natus’ future financial performance or results, and involve known and unknown risks, uncertainties and other factors that may cause actual results, levels of activity, performance, or achievements to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements are only predictions and the actual events or results may differ materially. Natus cannot provide any assurance that its future results or the results implied by the forward-looking statements will meet expectations. The future results of Natus could differ materially due to a number of factors, including the effects of competition, challenges incurred in integrating acquired companies, the demand for products and services, the ability to expand sales in international markets, the ability to maintain current sales levels in a mature domestic market, the ability to control costs, and risks associated with bringing new products to market. Natus disclaims any obligation to update information contained in any forward-looking statement.

More information about potential risk factors that could affect the business and financial results of Natus is included in Natus’ annual report on Form 10-K for the year ended December 31, 2006, and its quarterly reports on Form 10-Q, and in other reports filed from time to time by Natus with the U.S. Securities and Exchange Commission.

CONTACT:
Natus Medical Incorporated
Steven J. Murphy, 650-802-0400
Chief Financial Officer
InvestorRelations@Natus.com